Exhibit 99.1

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data - Unaudited

(Dollars in Millions, except Per Ton Data)

	2010		2009	First Six Months Ended June 30
	Second Quarter	First Quarter	Second Quarter
				2010	2009

NET SALES	$1,020.2	$871.5	$743.1	$1,891.7	$1,547.8

Cost of materials sold	887.6	737.7	657.5	1,625.3	1,336.7

Gross profit	132.6	133.8	85.6	266.4	211.1

Warehousing, delivery, selling, general and administrative	126.6	118.3	118.2	244.9	242.3
Gain on insurance settlement	(2.6)	—	—	(2.6)	—
Gain on the sale of assets	—	—	—	—	(3.3)
Impairment charge on fixed assets	0.5	0.5	—	1.0	—
Other postretirement benefits curtailment gain	—	—	—	—	(1.3)

OPERATING PROFIT (LOSS)	8.1	15.0	(32.6)	23.1	(26.6)

Other income and (expense), net	2.4	(2.5)	(4.5)	(0.1)	(1.8)
Interest and other expense on debt	(18.9)	(18.9)	(18.2)	(37.8)	(36.4)

LOSS BEFORE INCOME TAXES	(8.4)	(6.4)	(55.3)	(14.8)	(64.8)

Provision for income taxes	3.7	2.6	75.2	6.3	72.0

NET LOSS	(12.1)	(9.0)	(130.5)	(21.1)	(136.8)

Less: Net loss attributable to noncontrolling interest	(0.2)	—	(0.5)	(0.2)	(2.5)

NET LOSS ATTRIBUTABLE TO RYERSON INC.	$(11.9)	$(9.0)	$(130.0)	$(20.9)	$(134.3)

Supplemental Data:

Tons shipped (000)	582	527	478	1,109	939
Shipping days	64	63	64	127	126

Average selling price/ton	$1,753	$1,654	$1,556	$1,706	$1,649

Gross profit/ton	228	254	179	240	225
Operating profit (loss)/ton	14	28	(68)	21	(28)
LIFO expense (income)/ton	61	24	(130)	43	(178)
LIFO expense (income)	$35.5	$12.5	$(62.0)	$48.0	$(167.1)

Depreciation and amortization expense	9.2	9.2	8.4	18.4	17.7

Cash flow from operating activities	(112.9)	(51.8)	159.3	(164.7)	354.1
Capital expenditures	(9.7)	(5.3)	(5.6)	(15.0)	(13.0)

See Schedule 1 for EBITDA and Adjusted EBITDA reconciliation.

Schedule 1

RYERSON INC. AND SUBSIDIARY COMPANIES

Reconciliation of Net Loss Attributable to Ryerson Inc. to EBITDA

(Dollars in millions)

	2010		2009
	Second Quarter	First Quarter	Second Quarter

Net loss attributable to Ryerson Inc.	$(11.9)	$(9.0)	$(130.0)
Interest and other expense on debt	18.9	18.9	18.2
Provision for income taxes	3.7	2.6	75.2
Depreciation and amortization expense	9.2	9.2	8.4

EBITDA	$19.9	$21.7	$(28.2)
Reorganization	0.8	2.2	3.8
Advisory services fee	1.2	1.3	1.2
Foreign currency transaction (gains) losses	(2.7)	2.7	4.6
Gain on insurance settlement	(2.6)	—	—
Impairment charge on fixed assets	0.5	0.5	—
Other adjustments	0.3	(0.2)	(0.1)

Adjusted EBITDA	$17.4	$28.2	$(18.7)

Adjusted EBITDA	$17.4	$28.2	$(18.7)
LIFO expense (income)	35.5	12.5	(62.0)

Adjusted EBITDA, excluding LIFO expense (income)	$52.9	$40.7	$(80.7)

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, gain on the sale of assets, reorganization expenses and the payment of management fees. We believe that EBITDA and Adjusted EBITDA provide additional information for measuring our performance and are measures frequently used by securities analysts and investors. EBITDA and Adjusted EBITDA do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA nor Adjusted EBITDA is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA and Adjusted EBITDA may differ from that of other companies. Above is the reconciliation of net income to EBITDA, as further adjusted to Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income).